EXHIBIT 99.1

Contact:	Susan E. Moss

Vice President, Marketing and Communications

(502) 596-7296

KINDRED HEALTHCARE CREATES NEW CARE MANAGEMENT DIVISION

Appoints Jon B. Rousseau as President of New Division

LOUISVILLE, Ky. (August 1, 2013) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) is excited to announce the creation of a new Care Management Division to improve care transitions and patient outcomes by further developing capabilities to deliver integrated care across various care settings. The Company has appointed Jon B. Rousseau as the President of this Division.

Kindred’s Care Management Division will develop programs that will enable Kindred and its partners to better manage episodes of care, create more seamless transitions between care settings and improve patient satisfaction, thereby reducing lengths of stay and rehospitalizations at a lower cost to Medicare and other payors.

The goal of the Care Management Division is to focus on the unique medical and rehabilitative needs of every patient and resident we serve – and to deliver on Kindred’s Mission of Hope, Healing and Recovery.

The Care Management Division will include Kindred at Home, and be responsible for expanding the business, as well as leveraging the Company’s homecare, hospice and palliative care offerings as we develop and support care models, including medical homes and Accountable Care Organizations that meet consumer preference and support integrated care delivery.

The new division will grow Kindred’s home health and hospice business, test new delivery and payment models and develop capabilities to support the Company’s Integrated Care Markets and “Continue the Care” strategy. These capabilities include (i) physician coverage across sites of service, (ii) care managers to smooth care transitions, (iii) information sharing and IT connectivity, (iv) tools to ensure appropriate patient placement and (v) condition-specific clinical programs and outcome measures.

As Division President, Mr. Rousseau will partner with key constituents throughout Kindred to further advance the Company’s integrated care efforts and help to further develop our capabilities to deliver cost-effective care management and superior patient care outcomes across Kindred’s continuum of post-acute services. Mr. Rousseau will serve on the Company’s Executive Committee and will report to Benjamin A. Breier, Kindred’s President and Chief Operating Officer.

Prior to joining Kindred, Mr. Rousseau was Vice President of Global Marketing and Vice President of North America Marketing for Mylan Inc. (NASDAQ:MYL), a publicly traded specialty pharmaceutical company focused on the development, manufacturing and marketing of prescription drug products. He led commercial, development and strategy initiatives in multiple senior leadership roles and co-led the Mylan Specialty business in selling specialty prescription drug products to office-based physicians, hospitals, consumers, pharmacies and payors. Previously, he worked for Medtronic, Inc. (NYSE:MDT), the world’s leading medical device maker, where he was Global Senior Director for the Continuous Glucose Monitoring franchise, led business development activities for a large division and worked on key strategy processes across the company. Mr. Rousseau earned a bachelor’s degree in economics from Princeton University and an MBA from Harvard Business School.

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680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300    www.kindredhealthcare.com

Kindred Healthcare Creates New Care Management Division

August 1, 2013

“Kindred’s goal is to provide integrated, patient-centered and high-quality care across the post-acute continuum,” said Mr. Breier. “As care management is a cornerstone to any successful patient-centered healthcare delivery system, Jon will be instrumental in preparing Kindred for future delivery and payment models and ensuring we are able to deliver on our promise of hope, healing and recovery.”

“Our dedicated clinical teams provide coordinated care throughout an entire post-acute episode – from hospital to home – and we believe Jon will expand our care management capabilities and pursue the innovations that will help shape the future of post-acute care,” said Paul J. Diaz, Kindred’s Chief Executive Officer. “This new role highlights our commitment to provide superior clinical outcomes, transition patients home more quickly and safely and lower costs by reducing lengths of stay and reducing unnecessary rehospitalizations.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,169 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 204 nursing centers, 24 sub-acute units, 101 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,615 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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